Exhibit 23

             Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 1996, which appears on page 38 of the 1995 Annual Report to Shareowners of AlliedSignal Inc. (the "Company"), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference in this Registration Statement of our report dated June 19, 1996 appearing on page F-2 of the AlliedSignal Truck Brake Systems Company Savings Plan's Annual Report on Form 11-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.


/s/ Price Waterhouse

Price Waterhouse LLP
Morristown, New Jersey
October 23, 1996